EXHIBIT 99.1

Emclaire Financial Corp Reports 5.7% Increase in Quarterly Earnings

EMLENTON, Pa., July 15, 2015 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $49,000, or 5.7%, to $902,000, or $0.48 per common share, for the three months ended June 30, 2015, compared to $853,000, or $0.48 per common share, for the same period in 2014. Net income available to common shareholders for the six month period ended June 30, 2015 was $1.7 million, or $0.90 per diluted common share, relatively unchanged from $1.7 million, or $0.94 per common share, for the same period in 2014. The results for the 2014 year to date period included securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million Federal Home Loan Bank (FHLB) long term advance and related securities gains were used to offset the impact of a $550,000 prepayment penalty associated with the early retirement of the advance. Excluding the non-recurring security gains, prepayment penalty and the related income tax impact in 2014, results in the first half of 2015 were favorable compared to the same period in 2014.

Earnings per common share were flat for the second quarter of 2015 and slightly lower for the current year to date period compared to the same periods in the prior year due to additional shares issued late in the second quarter of 2015 resulting from a private placement common stock offering.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "We are extremely pleased with our results for the second quarter, a quarter that included positive core earnings and balance sheet growth, a $1.3 million decrease in nonperforming assets, and the successful completion of an $8.2 million private placement offering of our common stock. Earnings growth continues to be driven by increases in net interest income, which stems from our focused efforts on loan growth and disciplined deposit pricing practices. We also continue to experience solid deposit growth, particularly at our two newest offices. Efforts in the upcoming quarters will remain focused on continuing to expand our loan portfolio, implementing revenue enhancement strategies, managing operating expenses, and effectively deploying capital in a manner that facilitates the profitable growth of our franchise."

OPERATING RESULTS OVERVIEW

The aforementioned increase in consolidated net income for the second quarter of 2015 primarily resulted from increases in net interest income and noninterest income of $390,000 and $15,000, respectively, partially offset by increases in noninterest expense, the provision for income taxes and the provision for loan losses of $305,000, $31,000 and $20,000, respectively.

Net interest income increased $390,000, or 9.4%, to $4.5 million for the quarter ended June 30, 2015 from $4.2 million for the same period in 2014. The increase in net interest income resulted from an increase in interest income of $346,000, or 7.1%, as the Corporation experienced increases in the average balance of loans and investments between the quarterly periods. Also contributing to the increase in interest income, the Corporation recorded $145,000 of recovered interest related to the payoff of two nonperforming loan relationships totaling $2.8 million. Additionally, interest expense decreased $44,000, or 5.8%, as the Corporation's cost of funds decreased 5 basis points to 0.53% for the second quarter of 2015 from 0.58% for the same quarter in 2014. The Corporation improved its non-time deposit ratio to 77.1% at June 30, 2015 from 76.5% at June 30, 2014, resulting in an overall reduction in deposit costs.

Noninterest expense increased $305,000, or 8.2%, to $4.0 million for the quarter ended June 30, 2015 from $3.7 million for the same period in 2014. The increase primarily related to increases in compensation and benefits, premises and equipment expense and other noninterest expense of $218,000, $51,000 and $39,000, respectively. Results for the quarter ended June 30, 2015 included $101,000 in noninterest expenses associated with the Bank's new branch office in Cranberry Township, Pennsylvania, which opened in May 2014, compared to $89,000 in the quarter ended June 30, 2014.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $12,000 to $1.7 million or $0.90 per diluted common share for the six months ended June 30, 2015, compared to $1.7 million or $0.94 per common share for the same period in the prior year. This decrease primarily resulted from a decrease in noninterest income of $645,000 and increases in the provision for loan losses and noninterest expense of $26,000 and $49,000, respectively, partially offset by a $692,000 increase in net interest income and a $16,000 decrease in the provision for income taxes.

Net interest income increased $692,000, or 8.5%, to $8.8 million for the six months ended June 30, 2015 from $8.2 million for the same period in 2014. The increase in net interest income resulted from an increase in interest income of $635,000, or 6.6%, as the Corporation experienced increases in the average balance of loans and investments. Also contributing to the increase in interest income, the Corporation recorded $145,000 of recovered interest related to the payoff of two nonperforming loan relationships totaling $2.8 million. Additionally, interest expense decreased $57,000, or 3.8%, as the Corporation's cost of funds decreased 6 basis points to 0.55% for the first half of 2015 from 0.61% for the same period in 2014.

Noninterest income decreased $645,000, or 28.4%, to $1.6 million for the six months ended June 30, 2015 from $2.3 million for the same period in 2014. This decrease primarily resulted from a $624,000 decrease in net gains on the sale of securities. During the six months ended June 30, 2014, the Corporation realized securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the related securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance. During the six months ended June 30, 2015, the Corporation recorded securities gains of $34,000 related to the sale of a mortgage-backed security. Excluding the impact of securities gains, noninterest income decreased $21,000, or 1.3%, to $1.6 million for the six months ended June 30, 2015.

Noninterest expense increased $49,000 to $8.0 million for the six months ended June 30, 2015 from $7.9 million for the same period in 2014. The increase primarily related to increases in compensation and benefits, premises and equipment expense, professional fees and FDIC expense of $344,000, $120,000, $34,000 and $19,000, respectively. The increase in compensation and benefits primarily related to an increase in benefits expense and normal wage and salary increases, while higher premises and equipment expense was the result of increases in expenses associated with the previously discussed new branch office opening and the upgrade of the Bank's ATM fleet in the fourth quarter of 2014. Noninterest expenses associated with the new branch office totaled $223,000 for the six months ended June 30, 2015, compared to $107,000 for the same period in 2014. These increases were partially offset by a decrease in other noninterest expense of $453,000, primarily related to the $550,000 prepayment penalty assessed on the aforementioned early retirement of debt during the first quarter of 2014. Excluding the impact of the new branch office and the prepayment penalty, noninterest expense increased $465,000, or 6.4%, to $7.8 million for the six months ended June 30, 2015, compared to $7.3 million for the same period in 2014.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $17.2 million, or 3.0%, to $599.1 million at June 30, 2015 from $581.9 million at December 31, 2014. Asset growth was driven by increases in loans receivable of $17.0 million, which was funded by increases in customer deposits and stockholders' equity of $10.6 million and $8.9 million, respectively.

Total nonperforming assets were $5.8 million, or 0.96% of total assets at June 30, 2015 compared to $7.1 million, or 1.21% of total assets at December 31, 2014. This $1.3 million, or 18.6% decrease in nonperforming assets was primarily due to the aforementioned payoff of two nonperforming loan relationships totaling $2.8 million, partially offset by loan relationships of $1.1 million and $545,000 being placed on nonaccrual status during the six months ended June 30, 2015.

Stockholders' equity increased $8.9 million, or 18.6%, to $56.9 million at June 30, 2015 from $48.0 million at December 31, 2014. During the quarter ended June 30, 2015, the Corporation successfully completed an $8.2 million private placement common stock offering and issued 350,000 shares of common stock.  The Corporation intends to use a portion of the proceeds of the offering to redeem all remaining shares of preferred stock outstanding with the United States Treasury pursuant to the Small Business Lending Fund program, prior to the dividend rate increase in 2016. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.5% of total assets. Tangible book value per common share was $22.30 at June 30, 2015, compared to $21.66 at December 31, 2014.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2015	2014	2015	2014

Interest income	$ 5,252	$ 4,906	$ 10,286	$ 9,651
Interest expense	712	756	1,441	1,498
Net interest income	4,540	4,150	8,845	8,153
Provision for loan losses	203	183	371	345
Noninterest income	848	833	1,627	2,272
Noninterest expense	4,011	3,706	7,976	7,927
Income before provision for income taxes	1,174	1,094	2,125	2,153
Provision for income taxes	247	216	417	433
Net income	927	878	1,708	1,720
Accumulated preferred stock dividends	25	25	50	50
Net income available to common stockholders	$ 902	$ 853	$ 1,658	$ 1,670

Basic earnings per common share	$0.48	$0.48	$0.91	$0.94
Diluted earnings per common share	$0.48	$0.48	$0.90	$0.94
Dividends per common share	$0.24	$0.22	$0.48	$0.44

Return on average assets (1)	0.62%	0.62%	0.58%	0.63%
Return on average equity (1)	7.30%	7.52%	6.91%	7.45%
Return on average common equity (1)	7.87%	8.18%	7.46%	8.11%
Yield on average interest-earning assets	3.87%	3.80%	3.86%	3.93%
Cost of average interest-bearing liabilities	0.68%	0.75%	0.70%	0.78%
Cost of funds	0.53%	0.58%	0.55%	0.61%
Net interest margin	3.36%	3.24%	3.34%	3.35%
Efficiency ratio	71.63%	70.62%	72.96%	77.12%
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(1) Returns are annualized for the three and six month periods ended June 30, 2015 and 2014.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		6/30/2015	12/31/2014

Total assets		$ 599,146	$ 581,909
Cash and equivalents		11,909	11,856
Securities		146,715	149,861
Loans, net		396,643	379,648
Deposits		512,412	501,819
Borrowed funds		22,500	21,500
Common stockholders' equity		51,901	42,990
Stockholders' equity		56,901	47,990

Book value per common share		$24.32	$24.14
Tangible book value per common share		$22.30	$21.66

Net loans to deposits		77.41%	75.65%
Allowance for loan losses to total loans		1.34%	1.36%
Nonperforming assets to total assets		0.96%	1.21%
Earning assets to total assets		93.99%	94.11%
Stockholders' equity to total assets		9.50%	8.25%
Shares of common stock outstanding		2,133,858	1,780,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com